EXHIBIT 99 (A)



                             VIS' OPP MARKETING INC.




                                  BUSINESS PLAN






                                January 31, 1999







                              #39 - 717 18th Avenue
                           Vancouver, British Columbia
                                 Canada, V3N 1H2


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

                            VIS' OPPS MARKETING INC.
                                (the "Company")


                                  BUSINESS PLAN

OVERALL PLAN

The Company plans to develop a dispensary board network whereby advertisers are able to promote their products or services at a more reasonable cost than is normally incurred by way of the standard advertisement media. Through a process of extracting from the dispensary board the advertisers' coupons, the consuming public is able to take advantage of any discounts or services being offered by the advertiser.

The objective of this Business Plan is to provide to the reader an opportunity to determine the business of the Company, its merits and its risk. It is the intention of the Company to offer securities for sales to close friends and relatives.

PUBLIC OFFERING

This Business Plan is not, and under no circumstances, is to be construed as a public offering of securities of the Company or an offering of such securities in any jurisdiction in which such an offering would be unlawful. No securities commission or similar authority has in any way passed upon the merits of this Business Plan and any representation to the contrary is an offense.

INFORMATION CONTAINED HEREIN

This information presented in this Business Plan has been prepared from information prepared by management of the Company and is being furnished solely for use by an interested third party known to management. This Business Plan does not purport to be all inclusive or to contain all the information that an interested reader may require. Each individual reader must conduct and rely on his own evaluation of the Company and the terms of the Business Plan, including the merits and risks involved, in making a decision with respect to the merit of the Company.


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CONFIDENTIALITY

The information contained in this Business Plan is confidential and proprietary to the Company and is being submitted to interested readers solely for such readers' confidential use with the express understanding that, without the prior written permission of the Company, such persons will not release this document or discuss the information contained herein or make reproductions of or use this Business Plan for any purpose other than evaluating the potential merits of the Company's form of advertising. An independent reader, by accepting delivery of this Business Plan, agrees to comply with this paragraph and promptly return to the Company this Business Plan and any other documents or information furnished if required by the Company.

No person has been authorized to give any information other than contained in this Business Plan, or to make any representations in connection with the Business Plan made hereby, and if given or made, such other information or representations must not be relied upon as having been authorized by the Company.

Reproduction in any way of this Business Plan is strictly prohibited without the express written permission of the Company.

STATEMENTS, PROJECTIONS, ESTIMATES

This Business Plan contains statements, projections and estimates which are derived from the best information available to management but many differ depending upon events outside of its control and with changing circumstances of the Company's business.


                                                       BUSINESS PLAN NUMBER:____


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



                                EXECUTIVE SUMMARY

Vis' Opps Marketing Inc. has developed a unique advertising concept which is affordable to the average self-employed entrepreneur and small business. The concept is based on a "dispensary board" method of advertising whereby individuals and businesses are able to place their coupons in a plastic box attached to the dispensary board and have them extracted by interested parties.

Vis' Opps Marketing Inc. is interested in attracting those individuals and small businesses that are interested in offering a "discount" or "promotional" offer on their coupon. By offering a discount the purchasing public will be more willing to extract the coupon and try the service or product being offered.

The coupon will bear the advertisers logo and be plasticized for ease of extraction from the dispensary box. Each dispensary board will house approximately 22 dispensary boxes. Each dispensary box will contain a minimum of 200 coupons. To ensure the greatest expose for the advertisers, no more than two similar advertisers will be placed on one dispensary board.

Vis' Opps Marketing Inc. will identify high traffic areas for placement of the dispensary boards to ensure maximum exposure for their customers. The need of the community will be determined so that advertisers do not place their coupons in dispensary boards where the public has little or no interest in their service or products.

Vis' Opps Marketing Inc. projects that during the four quarters then ended that the following anticipated revenues and expenses will occur:

                                         Ist             2nd              3rd              4th
                                       Quarter         Quarter          Quarter          Quarter             TOTAL
                                     ----------      ----------       ----------       ----------        ----------
Revenue                              $   66,000      $  191,400       $  409,200       $  607,200        $1,273,800

Cost of Sales                            58,940          84,720          143,280          197,880           484,820
                                     ----------      ----------       ----------       ----------        ----------

Gross Profit                              7,060         106,680          265,920          409,320           788,980

General and Administration               47,050          67,600           90,650          117,600           322,900
                                     ----------      ----------       ----------       ----------        ----------

Cash Flow for the Quarters           $  (39,990)     $   39,080       $  175,270       $  291,720        $  466,080
                                     ==========      ==========       ==========       ==========        ==========


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



It is estimated that the concept will be developed over three Phases.

Phase One - Vis' Opps Marketing Inc. will design and develop the dispensary board and determine market acceptability to it through discussions with potential advertisers and landlords of premises where the dispensary board can be established.

Phase Two - The molds for the dispensary boxes will be commissioned and sales persons will be selected to find suitable locations and commence to build a clientele.

Phase Three - A sales team will be established and efforts will be put forth to attract advertisers to the Vis' Opps concept.

Concentration initial in establish dispensary board locations will focus in Vancouver, British Columbia but Vis' Opps Marketing Inc. will direct its interest to other cities in Canada - mainly Calgary, Toronto and Winnipeg. Eventually consideration might be given to developing the concept in the United States and other parts of North America. It is imperative that Vis' Opps Marketing Inc. does not extend itself too fast and thereby burden unduly its ability to maintain a profitable base.


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                            VIS' OPPS MARKETING INC.

                                      INDEX

Corporate Information........................................................  1
         Incorporating Jurisdiction..........................................  1
         Operating Name......................................................  1
         Offices.............................................................  1
         Names of Directors and Officers.....................................  1

The Concept..................................................................  2
         Dispensary Board....................................................  2
         Dispensary Boxes....................................................  2

Advertising Market...........................................................  4

Advertising Media
         Number of Dispensary Boxes..........................................  5
         Extraction of Coupons...............................................  5
         Type of Coupons being Offered.......................................  5

Advantages to Advertisers....................................................  6
         Low Cost............................................................  6
         Mail Circulation....................................................  6
         Targeting a Greater Market..........................................  6
         Limited Competition on Dispensary Board.............................  6
         Transferability Advertising.........................................  7
         Measurability.......................................................  7

Dispensary Board Locations...................................................  8

Key Elements in the Concept..................................................  9

Risk Factors................................................................. 12

Management................................................................... 13
         Edison Ho........................................................... 13
         William Wrixon...................................................... 13
         Susan Pelland....................................................... 13

Phases of Development........................................................ 15
         Phase One........................................................... 15
         Phase Two........................................................... 15
         Phase Three......................................................... 15


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Projection of Cash Flows                                                      17

Appendixes:
     Appendix 1 - Photograph of prototype dispensary board                    26
     Appendix 2 - Introduction Letter                                         27
     Appendix 3 - Advertising Agreement                                       29
     Appendix 4 - Coupon Design Sheet                                         31
     Appendix 5 - Authorization Letter to Use Advertiser's Name               32
     Appendix 6 - Thank you letter for Being an Advertiser                    33
     Appendix 7 - Phase Two Estimated Costs                                   34
     Appendix 8 - Phase Three Estimated Costs                                 35
     Appendix 9 - News Article on P-O-P Industry                              36


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                            VIS' OPPS MARKETING INC.

                              CORPORATE INFORMATION

INCORPORATING JURISDICTION

Vis' Opps Marketing Inc. (the "Company") was incorporated on November 24, 1998, under the laws of the State of Nevada under Corporate Charter number C27325-98.

The name Vis' Opps is short for "visual opportunities" which is directly related to the unique concept the Company is developing.


OPERATING NAME

The Company will operate under the name of PICK-N-SAVE in all jurisdictions acceptable to the various authorities; mainly provincial, state and federal. Only in the event where there is a conflict in name, either provincial, state-wise or federally, will the Company seek to use the name of Vis'-Opps.

The use of the name Pick-n-Save has been researched through the University of British Columbia's Patscan - a patent search service. No similar names were detected in the United States other than Pick N Save - a retail department store in numerous states offering sales and service. No similar name was found in the advertising area.


OFFICES

The registered office of the Company is located at Suite 880 - 50 West Liberty Street, Reno, Nevada, USA, 89501.

The head office and principal place of business is located at #39 - 717 18th Avenue, Vancouver, British Columbia, Canada, V3N 1H2.


NAMES OF DIRECTORS AND OFFICERS

The following are the officers and directors of the Company:

                    Edison Ho                 President and Director
                    William Wrixon            Director
                    Susan Pelland             Secretary Treasurer



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                                                                               2
                                   THE CONCEPT

The Concept of the Company is a unique form of advertising affordable to the average self-employed person or small business; although not solely restricted to this section of advertisers. The Concept was derived from a feeling by management that there is a need for this form of advertising service whereby a greater exposure could be obtained for individuals and/or companies wishing to advertise either their products or services at a far cheaper price than is normally anticipated within the advertising industry.

The basic Concept is one of advertising through the use of a "dispensary board" system.

The Concept comprises two distinctly different component parts:

1.   Dispensary Board

     The dispensary board is approximately two and a half feet tall by three feet long. It is made of wood and plastic. The back part of the board is a plain piece of wood with a frame built on the outside of the back section. The front section is a rib structure that is fastened to the back section by hinges allowing it to fall forward when unlocked.

     Depending upon the location of the installation of the board itself, the color of the frame can be changed to suit the location.

2.   Dispensary Boxes

     The front frame of the dispensary board will house 22 plastic boxes that will contain the advertisers' coupons. Each box is approximately two inches high, two inches deep and three and a half inches wide. These plastic boxes, known hereinafter as "dispensary boxes", have a space at the back which allows the coupons to be inserted. To afford ease of extraction of the coupons by potential customers, there is a sponge inserted on the top of the coupons once they are placed in the dispensary box. This has the effect of causing a downward pressure which will allow ease of extraction. The dispensary boxes will have holes drilled in them to allow for them to be screwed onto the front section of the dispensary board and reduce the movement of the boxes themselves.

     The front of the dispensary board is on a hinge system which allows, when unlocked, the front section to drop down exposing the reverse side of the dispensary boxes. Only when this occurs can the boxes be filled with additional


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                                                                               3

     coupons. Through a locking system no one will have access to placing the coupons into the dispensary boxes other than an employee of the Company assigned to fill the boxes.

     The Company is considering making all the dispensary boards' frames black in color as well as the dispensary boxes themselves in order for all the coupons displayed on the dispensary board to be more noticeable.

     The face of the dispensary box will have inserted in it a replica of the coupon being offered by the advertiser. A quick glance at the dispensary board will tell the potential customer what products and services are being offered.

     The method of extracting the coupons from a dispensary box is merely to withdraw the coupons from the base of the dispensary box. The customer can extract as many coupons as desired from an individual dispensary box or as many as he or she wishes to from a given dispensary board - being a wide range of advertisers - refer to Appendix 1.


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                                                                               4

                               ADVERTISING MARKET

Point of Purchase ("POP") advertising is the fastest growing segment of the advertising industry. While the United States' and Canada's advertising industry is experiencing only minimal growth, Point of Purchase advertising has been expanding at approximately 14% annually since 1985, resulting in record sales of $15,700,000,000 in 1992 and over $17,000,000,000 in 1997.

The basis of the growth of the POP advertising is its capacity to influence the buying decisions of shoppers after they have obtained an advertising flier or discount coupon and eventually enter the establishment in question. The Point Of Purchase Advertising Institute, Inc. ("POPAI"), the industry's leader, based in Englewood, New Jersey, has determined that average shoppers make the decision for choosing two thirds of their purchases after they have received a flier, discount coupon or have entered into a store itself. Other marketing professionals concur with these findings.

With the Company planning to establish many dispensary boards in store locations, especially supermarkets, the customers will have easy access to discounts prior to commencing their shopping. POPAI's research has shown that 70 manufacturers displays and 160 signs are found in the average supermarket. Currently many of the advertisements in stores and supermarkets are found on product shelves and on shopping carts. With the installation of the dispensary boards in high traffic areas, the shopper will have the advantage of selecting a number of products prior to commencing their shopping. According to research in Marketing Magazine which covers marketing and sales promotion advertising, gross sales are 12% higher in stores with advertisements on product shelves than in stores without shelf advertisement or other means of advertising their suppliers products.

Companies willing to use the dispensary board system, have a greater chance of their products being selected by the purchasing public. The majority of shoppers are impulse buyers. Every year fewer wives say at home and read newspaper ads to plan their grocery shopping. The increase of two-household earners means considerably less time for planning. Consequently, more and more people do their shopping without a list and are more susceptible to in-store advertising and specific offers.


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                                                                               5

                                ADVERTISING MEDIA

NUMBER OF DISPENSARY BOXES

The basic devise of Pick-n-Save is a dispensary board, as noted under The Concept, which carries a number of dispensary boxes. A normal dispensary board, as shown on Appendix 1, will house 22 dispensary boxes. Each of these dispensary boxes would be rented to an advertiser on a three months basis.


EXTRACTION OF COUPONS

The dispensary boxes are designed specifically for the extraction of advertising coupons similar in size to a business card. The coupons themselves will be plastic coated for ease of extraction. This will reduce the occurrence of coupons sticking together causing numerous coupons to be extracted at a given time. This is often the case with a normal business card which is made of regular paper since there is no slippery surface to avoid sticking.

The dispensary box itself will carry approximately 200 coupons. By having a sponge inserted on top of the coupons, downward pressure will constantly be applied to ensure the ease of extraction. Even when the coupons are reduced to a few, the sponge will continue to apply pressure.


TYPE OF COUPONS BEING OFFERED

Advertisers will be encouraged to offer "discount" on their coupons to make them more attractive to the general public. For example, a fast food service will offer two hamburgers for the price of one or a free drink with any purchase upon presentation of the coupon. A retail store may offer a 20% discount on a specific product they have in inventory; i.e., an electric kettle.

Other advertisers may choose to merely advertise their services on the coupons for future reference by customers. For example, an attorney might wish to inform the pubic that he is experienced in real estate law. The lawyer has been able to distribute his "business card" to a wide range of the public which any other advertising media would not afford him the opportunity to do.


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                                                                               6

                            ADVANTAGES TO ADVERTISERS

The six most obvious benefits that Pick-n-Save offers to prospective advertisers are:

i.   Low Cost

     An advertiser will lease a box for CDN$300 for a three month period. This is considerably less than it would cost to advertise in a major newspaper or even a local community newspaper for the same period of time. In fact, the majority of small business or self-employed individuals could not afford to advertise for this length of time.

ii.  Mail Circulation

     The cost of mail circulation is often prohibitive to smaller businesses. There is also a social stigma attached to the mail circulation of a business' advertising: the chance to be known as a "mail garage business".

iii. Targeting a Greater Market

     The advertiser will be directed to the dispensary board installed in a location where the traffic flow is made up of individuals more acceptable to the advertiser's product and/or service. For example, if the advertiser is wishing to promote a product normally used in the household, the advertiser will be directed by the Company to advertise on those dispensary boards located near residential housing. There is no need to place his coupons in an area comprising office buildings or sports facilities. Location of the advertiser's coupon is essential to the future development of the Company's business.

iv.  Limited Competition on Dispensary Board

     The Company will limit the number of advertisers on each board who are in the same industry thereby allowing for greater exposure to the advertisers on the dispensary board. For example, only two or maybe three advertisers who are in the restaurant business will be allowed to advertise on the board at any one time.


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                                                                               7

     For those business with limited competition, such as suppliers of fresh drinking water, only one such advertiser will be allowed to be displayed on a given dispensary board. The whole objective is to allow the advertiser maximum exposure of his or her product or service without having to have too many competitors on the same dispensary board.

v.   Transferability of Advertising

     The Company will offer the advertiser the opportunity to transfer, on a monthly basis, their advertising coupons to other dispensary boards in order to attract new customers. The maximum number of transfers by one advertiser will be restricted to three based on the three months advertising program. Some advertisers will welcome transferability since their coupons will not become too familiar to potential customers by being on one board and cause a reduction in extractions.

     The advantage to the Company is that they will be able to move similar advertisers from one board to another and allow the boards to be constantly updated with new advertisers. This will give the consumer the opportunity to use new coupons each month which otherwise they might not have been able to.

vi.  Measurability

     The advertiser will have the ability to measure the success of this form of advertising by the number of coupons extracted each month. To ensure the advertiser is fully aware of the extraction of the coupons, management will prepare a monthly report on the number of coupons taken. Nevertheless the advertiser will only be sure as to the usage when a customer submits the coupons to the advertiser to claim the discount or the service. At that time he will have physical evidence as to the success of this form of advertising. This fact is important to small businesses who have a limited advertising budget and each dollar spent must produce results.


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                                                                               8

                           DISPENSARY BOARD LOCATIONS

It is essential for the Company to select locations for its dispensary board which are deemed to be high traffic areas; highest-visibility, highest-foot traffic and key marketing intercept locations. It is essential that areas be selected which will result in the maximum number of coupons each month being extracted from the dispensary board. Locations, which will prove appealing to the normal advertisers, are as follows:

     i. Shopping malls and supermarkets where the dispensary board can either be installed on a wall or a free standing pedestal built to house the dispensary board;

     ii. Bus, subways and train terminals, where tourists visiting the city require either hotel accommodation or restaurants, are ideal locations for business wishing to attract the tourist industry. In addition, these locations will appear favorable to local residents returning to the city since they will extract certain coupons for restaurants and services which are of interest to them.

     iii. Sports facilities such as ball parks, ice arenas, fitness establishments and football stadiums are noted for heavy traffic areas at particular times. During the intermissions, fans will have time to view the dispensary board and extract whatever coupons they feel are suitable to them.

     iv. Theaters and playhouses are ideally suited for the installation of Pick-n-Save dispensary boards since patrons often seek restaurants after a performance. The advertisers in these dispensary boards would be businesses located within the immediate area of the facility who will advertise an attractive offer on their coupon to entice the patron to extract and use the coupon after the performance.

     v. Office complexes where lunch and after work pedestrian traffic is high are also ideal locations since businesses located near these complexes will wish to attract new customers.


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                                                                               9

                           KEY ELEMENTS IN THE CONCEPT

The seven key elements of the Company's Concept are as follows:

     i. Expanding usage of the Company's dispensary boards to include advertising messages as well as promotional offers. Many businesses will merely wish to have their name in front of the purchasing public without the need to give a promotional offer. Real estate agencies, specialized law firms, recreational facilities who merely wish to advise the public as to their location. Consultants, dentists and doctors are a few examples of those business which do not need to give a promotional offer. They merely wish to inform the public that they exist.

          Other business will want to give the purchasing public an incentive to extract their coupon from the dispensary board. This will result in a promotional offering being made which will ensure that the public will use their services over their competitors. As indicated previously, this might be a two for one special on a hamburger. Other promotion offers will be a discount on purchase of a consumer products such as a bicycle, clothes or even an electric kettle. The purchasing public is constantly seeking a bargain and the businesses offering this bargain will out-perform their competitors.

     ii. The coupons will be printed by the Company in order to ensure uniformity and ease of extraction. The coupons will be the size of a business card in order to enable it to be kept for a long period in a customer's wallet or purse. The coupon itself will have a plastic coating on both sides which will facilitate the ease of extracting the coupon and reduce the chances of cards sticking together and being extracted in multiples greater than one. The plastic coating will enhance the life of the coupons in the event that the potential customer does not immediately use it.

          The Company will control the printing of the coupons in order to ensure each coupon will be different in color and design. It is important to have the dispensary board as colorful as possible since it will be more appealing to the general public. The Company will recommend to all advertisers to use their logo on the coupon itself in order to familiarize the public with their company or service and to provide a more colorful effect to the dispensary board.


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                                                                              10

     iii. The dispensary board will be designed to hold a minimum of 22 dispensary boxes; each dispensary box will be black in color inserted into a black self-locking frame. The effect of using black will be to draw the potential customer's attention to the coupons on the board and not the board itself. With the coupons being either white or in pastel colors they will stand out and, hopefully, will have a greater chance of being selected.

     iv. A three-tier pricing structure might be introduced in the future depending upon the acceptability of moving the coupons from board to board for greater exposure for the advertiser. The Company might introduce in the future an increased charge for boxes on dispensary boards in market appeal locations; those in heavy traffic areas. The reason for considering this price structure is that some locations will require the Company to pay monthly rental for the space used. This cost will have to be passed onto the advertiser since extremely desirable locations will bear a higher rental charge than less desirable ones.

     v. The name Pick-n-Save appears to be a desirable name for using on the dispensary board itself since it tells the whole story. One only has to pick a coupon and, in the majority of cases, will save money. In many areas where the dispensary boards will be installed Pick-N-Save will be a name which can be used. In some areas, the name Pick-n-Save will denote a wholesale operation. For example, certain office complexes will require that only their tenants advertise on the dispensary board and these clients might be professional firms who either do not wish to offer a promotional discount or are restricted as such by their professional organizations. This being the case, the Company will use the name "Vis' Opps" on the dispensary board.

     vi. A key factor governing the success of the Company's marketing plan is its performance in actually installing dispensary boards. Prospective advertisers will want evidence that some kind of system actually exists. The Company's policy will be that no board will be installed unless the Company has sufficient advertisers to fill all but two boxes on the board. Those extra two boxes, if available, will be used by the Company itself to promote its unique advertising system.


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                                                                              11


     vii. The Company will offer two different forms of dispensary boards:

          a.   one affixed to a wall and, therefore, stationery until detached;

          b a pedestal dispensary board which is attached to a steel pipe welded to a steel base.

          The advantage of the latter is that it can be moved from location to location without any effort. The disadvantage is that some locations will not allow a pedestal stand for fear that they might become a hazard to a blind person. Since the pedestal is merely a flat metal base with a steel rod welded onto it which has the dispensary board attached to the top of the rod, a blind persons white cane might not detect the pedestal stand until he walks into it.

                                  RISK FACTORS

There are several risk factors for the advertisers to consider before making a concrete decision to use the Company's form of advertising.

     i. The availability of the number of other forms of advertising will be a deciding factor in the advertisers' choices of the media they wish to use.

     ii. The advertising market is highly fragmented. The market is characterized by hundreds of small, independent media firms as well as large newspaper and magazine chains. Nevertheless, no single chain in North America has a significant share of the retail market for advertising.

     iii. There are no concrete statistics on what forms of advertising will best be suited to the consuming public.

     iv. The Company might not be able to induce landlords to provide the Company with the desirable locations required to increase its sales. The cost to locate the dispensary board in certain locations might be prohibitive since the landlord will require too high a rental charge.

     v. The Company's current operations are dependent on attracting certain key locations and advertisers to assist in the development of the Pick-n-Save concept. Any future loss of these locations or advertisers may impact operations.

     vi. The only present source of funds available to the Company is through the funds contributed by the directors and shareholders. Even if the results of sales through the Pick-n-Save system is encouraging, the Company may not have sufficient funds to conduct its expansion plans and hence increase its market share of its product. While additional working capital may be generated through the operation, there is no assurance that any such funds will be available. This might impact the availability of locations for the advertisers.

                                   MANAGEMENT

The management team of the Company comprises the following individuals:


EDISON HO - PRESIDENT AND DIRECTOR

Mr. Ho's experience lies administrating and operating various businesses during the last 14 years. He has been employed as the Chief Financial Officer of IntraCoastal Systems Engineering Corporation which has afforded him the advantage of overseeing all financial requirements of a company. Prior to holding this position, Mr. Ho was in 1997 the Controller for Dexton Computer Corporation and held a similar position in 1992 for Autism Society of British Columbia. This allowed him to have a strong background in every aspect of the daily operations of a company. In 1989 he was the President of Secure Office Systems Inc. prior to being the accountant for Western Basic Ingredients and Assistant Food & Beverage Manager for the BC Institute of Technology SA.

His educational background includes obtaining a degree from the Certified Management Accountants of British Columbia and a diploma in Financial Management from BCIT Institute of British Columbia.


WILLIAM WRIXON - DIRECTOR

Mr. Wrixon is currently the Manager of Corporate Relations for IntraCoastal Systems Engineering Corporation where he is responsible for communications with shareholders and financial institutions on a daily bases. Prior to holding this position he held a similar position with Paxton Pacific Resource Products Inc. and Westrend Natural Gas. This has provided him with a strong background in communications with shareholders and regulatory authorities. During the early 1990s he was employed as an auditor for the firm of Usher and Vineberg, Chartered Accountants. Prior to this position he was the President of Windstar Promotions.

His educational background relates to economics where he obtained a Bachelor of Arts degree from Dalhousie University. Subsequently he undertook several courses from the Institute of Chartered Accountants.


SUSAN PELLARD - SECRETARY TREASURER

Ms. Pellard is presently the President of Pelma Holding Ltd., a company specializing in business development and marketing for other companies. Her background has centered around dentistry where in 1979 she obtained a certificate as a Certified Dental Assistant (General) and in 1983 obtained a certificate from the College of Dental Surgeons as a Certified Dental Assistant (Orthodontics). She was subsequently employed by her husband where she worked as office manager and administrator of his dental practice.

                              PHASES OF DEVELOPMENT

The Company will have three Phases of development for its Concept:

1.   Phase One

     At this Phase the Company will design, develop and test the Pick-n-Save dispensary board system by building a prototype as shown on Appendix 1. In addition, the Company will test the advertiser community to determine the response to its system of advertising and communicate with the consuming public to determine what their needs are. All advertising agreements, information letters and other correspondence to the advertisers will be prepared at this stage as shown on Appendix 2 to 6 inclusive.

     The cost of this Phase of development is estimated to be approximately $10,000.

2.   Phase Two

     The final design of the Pick-n-Save dispensary board will be done and the molds for the dispensary boxes which are affixed to the dispensary board will be commissioned. Consideration will be given to the type of sales people required and locations for the dispensary boards, both pedestal and affixed to a wall, will be investigated. During this Phase it is anticipated boards will be installed and sales will commence.

     The cost of this Phase of development is determined as outlined in Appendix 7.

3.   Phase 3

     This Phase will develop the Company into a viable concern in the advertising field. Locations will be researched in all areas of the community to give a wide variety to the advertiser.

     There will be an increase in the hiring of sales people in order to seek out new advertisers and maintain existing ones.

     New sales people will be given a draw against commissions as they establish the customer-base. Commissions will be paid at the rate of 20% of the rental cost of a dispensary box. If one advertiser rents more than one dispensary box, either on a dispensary board or in several locations, the sales person will receive commission on each and every dispensary box rented. This will ensure that the sales people are constantly recommending advertisers to use several locations for greater exposure of their coupons.

     Revenue from existing advertisers should be sufficient to carry operations after several months into this Phase. Nevertheless there will still be expenses which should be budgeted for in the event that circumstances do not proceed as envisioned. The estimated cost for Phase Three is shown on Appendix 8 attached hereto.

                            VIS' OPPS MARKETING INC.

                            PROJECTION OF CASH FLOWS
                        for the four quarters then ended

                      (Unaudited - Prepared by Management)

                                 REF.      1ST QUARTER      2ND QUARTER      3RD QUARTER    4TH QUARTER         TOTAL
                                 ----      -----------      -----------      -----------    -----------         -----
Revenue:
     Advertising                   1       $   66,000       $  191,400       $  409,200      $  607,200      $1,273,800
                                           ----------       ----------       ----------      ----------      ----------

Cost of Sales
     Molds                         2           14,000               --               --              --          14,000
     Dispensary Boards             3            5,000            5,000            5,000           5,000          20,000
     Dispensary Boxes              4              440              440              440             440           1,760
     Rent                          5           15,000           30,000           45,000          60,000         150,000
     Printing                      6           11,000           11,000           11,000          11,000          44,000
     Commissions                   7           13,500           38,280           81,840         121.440         255,060
                                           ----------       ----------       ----------      ----------      ----------
                                               58,940           84,720          143,280         197,880         484,820
                                           ----------       ----------       ----------      ----------      ----------

Gross Profit                                    7,060          106,680          265,920         409,320         788,980
                                           ----------       ----------       ----------      ----------      ----------

General and
  Administration
     Accounting                    8            3,000            6,000            9,000          12,000          30,000
     Automobile                    9              900            1,800            2,700           3,500           8,900
     Bank Charges                 10              150              300              450             600           1,500
     Consulting                   11            5,000           10,000           10,000          20,000          45,000
     Entertainment                12            2,500            5,000           10,000          15,000          32,500
     Lease expense                13            1,500            1,500            1,500           1,500           6,000
     Legal                        14            2,500            5,000            5,000           5,000          17,500
     Management fees              15            7,500            9,000           12,000          15,000          43,500
     Miscellaneous                16            5,000           10,000           15,000          20,000          50,000
     Office expenses              17            3,000            3,000            3,000           3,000          12,000
     Rent                         18            9,000            9,000            9,000           9,000          36,000
     Secretarial                  19            6,000            6,000           12,000          12,000          36,000
     Stationery                   20            1,000            1,000            1,000           1,000           4,000
                                           ----------       ----------       ----------      ----------      ----------
                                               47,050           67,600           90,650         117,600         322,900
                                           ----------       ----------       ----------      ----------      ----------

Net Cash for Quarter                          (39,990)          39,080          175,270         291,720         466,080

Cash from Previous
     Quarter                                       --          (39,990)            (910)        174,360              --
                                           ----------       ----------       ----------      ----------      ----------

Accumulated Cash                           $  (39,990)      $     (910)      $  174,360      $  466,080      $  466,080
                                           ==========       ==========       ==========      ==========      ==========

     The accompanying notes are an integral part of the Projection of Cash.

                            VIS' OPPS MARKETING INC.
                                 (the "Company")

                      NOTES TO THE PROJECTION OF CASH FLOWS

                        for the four quarters then ended

                      (Unaudited - Prepared by Management)

1.   ADVERTISING

     The Company offers a unique form of advertising which is suitable to the self-employed and small businesses. Through a dispensary board system the Company is able to offer its advertisers (customers) a greater exposure to the consuming public. The dispensary board contains 22 dispensary boxes which allows a potential customer to extract the advertisers card and retain it on his or her person.

     The following assumptions have been used in projection revenue derived from advertising.

     1. There will be 10 dispensary boards located in high traffic areas each quarter;

     2.   There are only 22 dispensary boxes per dispensary board;

     3. Each box will be rented to the advertiser for a three month period at $300 per quarter; and

     4. Each quarter either the advertiser will rent the box for another quarter or a new advertiser will subscribe.

     The number of dispensary boxes available during the four quarters ended are as follows:

                           NUMBER              NUMBER            NEW BOXES          QUARTERLY          TOTAL BOXES
       MONTH              OF BOARDS           OF BOXES           FOR MONTH           RENEWALS            RENTED
       -----              ---------           --------           ---------           --------            ------
          1                   3                  66                 66                   -                  66
          2                   6                 132                 66                   -                  66
          3                  10                 220                 88                   -                  88
          4                  14                 308                 88                  66                 154
          5                  18                 396                 88                 132                 220
          6                  20                 440                 44                 220                 264
          7                  24                 528                 88                 308                 396
          8                  28                 616                 88                 396                 484
          9                  30                 660                 44                 440                 484
         10                  34                 748                 88                 528                 616
         11                  38                 836                 88                 616                 704
         12                  40                 880                 44                 660                 704

                            VIS' OPPS MARKETING INC.
                                 (the "Company")

                      NOTES TO THE PROJECTION OF CASH FLOWS

                        for the four quarters then ended

                      (Unaudited - Prepared by Management)

      The revenue to be derived from advertising is calculated as follows:

                         TOTAL BOXES
       MONTH                RENTED           1ST QUARTER      2ND QUARTER        3RD QUARTER        4TH QUARTER
       -----                ------           -----------      -----------        -----------        -----------
          1                   66             $   19,800        $       -          $       -         $        -
          2                   66                 19,800                -                  -                  -
          3                   88                 26,400                -                  -                  -
          4                  154                      -           46,200                  -                  -
          5                  220                      -           66,000                  -                  -
          6                  264                      -           79,200                  -                  -
          7                  396                      -                -            118,800                  -
          8                  484                      -                -            145,200                  -
          9                  484                      -                -            145,200                  -
         10                  616                      -                -                  -            184,800
         11                  704                      -                -                  -            211,200
         12                  704                      -                -                  -            211,200
                                             ----------        ---------          ---------         ----------

                      Total Revenue          $   66,000        $ 191,400          $ 409,200         $  607,200
                                             ==========        =========          =========         ==========

     The above revenue is net of all provincial, state and federal taxes since these represent a flow through from the advertiser to the various governments.

2.   MOLDS

     The Company will require the manufacturing of injection molds for the dispensary boxes. The dispensary boxes are unique in design since they will be installed in the dispensary board to allow extraction of the coupons. Estimated quotes range from $10,000 to $20,000 - one firm gave a concrete quote of $14,000 and therefore this has been used in the Projection of Cash Flows.

3.   DISPENSARY BOARDS

     The estimated cost of manufacturing the dispensary board is $500 each. The Company will install ten new dispensary boards each quarter. Therefore, each quarter will bear a charge of $5,000 for the manufacture of new dispensary boards.

                            VIS' OPPS MARKETING INC.
                                 (the "Company")

                      NOTES TO THE PROJECTION OF CASH FLOWS

                        for the four quarters then ended

                      (Unaudited - Prepared by Management)

4.   DISPENSARY BOXES

     The cost of injection molding for each dispensary box is estimated at $2.00 per box. The main cost of the dispensary boxes is incurred in the manufacturing of the injection molds and the subsequent making of the dispensary boxes themselves. Since each dispensary board will house 22 dispensary boxes the number required each quarter for the ten dispensary boards being installed is 220. At a cost of $2.00 each this will result in a quarterly cash outlay of $440.

5.   RENT

     It is assumed the Company will be required to pay rent to the landlord of the establishment where the board is installed. For conservative purposes, it has been assumed the monthly rental charge per location will be $500. In addition, it is assumed the rental charge will commence for the full ten boards in the first quarter and ten additional boards each quarter thereafter at the first day of the new quarter. Therefore, each quarter will bear the full rental charge commencing at the first quarter of the month. In the majority of cases this will not be applicable but for conservative purposes it has been projected as such.

6.   PRINTING

     Under an Advertisement Agreement to be signed between the advertiser and the Company, one of the terms and conditions is that the Company will supply to the advertiser the first 200 coupons. The reason for this procedure will be to ensure that the quality of the production is maintained at all times. The coupon will be plasticized for ease of extraction. The estimated cost of printing 200 coupons, taking into consideration a volume discount price, is estimated at $50 per set of coupons. Since there will be 22 dispensary boxes to house the coupons and 10 dispensary boards, the total number of coupons to be printed in a given quarter will be 220. At $50 per set, this will result in a quarterly charge of $11,000.

7.   COMMISSIONS

     The Company policy will be to pay sales people a 20% commission based on the number of boxes rented to advertisers. In other words, the 20% commission will be paid on the gross amount charged to the advertiser less the applicable taxes and other

                            VIS' OPPS MARKETING INC.
                                 (the "Company")

                      NOTES TO THE PROJECTION OF CASH FLOWS
                        for the four quarters then ended

                      (Unaudited - Prepared by Management)

7.   COMMISSIONS - CONTINUED

     deductions which are withheld by the Company. A commission will not be paid on future reprinting of coupons which will be invoiced directly to the advertiser.

     The estimate of commissions to be paid is determined as follows:

             QUARTER                  TOTAL SALES                   COMMISSION
             -------                  -----------                   ----------
               1st                 $      66,000                     $     13,500 (*)

               2nd                       191,400                           38,280

               3rd                       409,200                           81,840

               4th                       607,200                         121,440
                                   -------------                     ------------

             Total                 $   1,273,800                     $    255,060
                                   =============                     ============

     (*) The Company will give each sales person a draw against commissions of $1,500 per month until such time as they have established a client-base which will provide them in excess of this amount. During the first quarter there will be three sales people but not sufficient enough commission to cover their draws. Therefore, the commissions estimated to be payable have been increased by $300 to meet the draw requirements.

     Each quarter an additional three sales people will be employed. The quarterly commissions paid to sales people each quarter on the average is as follows:

                                                                                       COMMISSION PER
                      QUARTER              COMMISSION            SALES PEOPLE         SALES PERSON (*)
                      -------              ----------            ------------         ----------------
                        1st                  $     13,500             3                  $     1,500

                        2nd                        38,280             6                        2,126

                        3rd                        81,840             9                        3,031

                        4th                       121,440            12                        3,373
                                             ------------

                       Total                 $    255,060
                                             ============

                            VIS' OPPS MARKETING INC.
                                 (the "Company")

                      NOTES TO THE PROJECTION OF CASH FLOWS
                        for the four quarters then ended

                      (Unaudited - Prepared by Management)

7.   COMMISSIONS - CONTINUED

     (*) Represents the average monthly commission paid. Some sales people will out- perform others but for estimation purposes all sales people have been treated equally.

8.   ACCOUNTING

     With the expansion of the dispensary boards each quarter the accounting for sales and information will expand. It is assumed during the first quarter that one accounting personnel will be hired and an additional will be needed by the end of the start of the second quarter. For conservative purposes, the Company has estimated additional employees for the third and fourth quarter. These employees might be in other areas such as filing, preparation of contracts or working as a "girl Friday".

9.   AUTOMOBILE

     The Company will pay $100 per month to each sales person for car expenses to cover gas and oil. No receipts need be submitted for this expenditure but the amount will be treated for tax purposes as a taxable benefit to the sales person. The expense increases each month as new sales people join the sales force of the Company.

10.  BANK CHARGES

     Represents a nominal monthly charge for bank charges.

11.  CONSULTING

     The Company will require the use of consultants to perform the following functions:

          a.   Identify and introduce the Company to potential advertisers;

          b.   Assist in the development of a corporate image;

          c. Research areas outside of the Company's jurisdiction which might prove attractive to new expansion; and

                            VIS' OPPS MARKETING INC.
                                 (the "Company")

                      NOTES TO THE PROJECTION OF CASH FLOWS
                        for the four quarters then ended

                      (Unaudited - Prepared by Management)

11.  CONSULTING - CONTINUED

          d. Develop new manuals, invoices and other material more acceptable as the Company expands it sales.

12.  ENTERTAINMENT

     Certain sales will require promotion and hence money to be spent on the advertiser before the contract can be signed. In addition, in the normal course of discussions with a potential advertiser, the sales person and/or management might take the advertiser to lunch or dinner. As part of any budget, this cash expense must be allowed for the marketing of the Company's product.

13.  LEASE EXPENSE

     The Company will require the following equipment on a lease bases:

              Computers                    $ 500 per month
              Photocopier                    500 per month
              Fax                            500 per month

     If additional equipment is required it will be acquired at the time.

14.  LEGAL

     It is anticipated the Company will require certain legal services for approving the final contractual agreement with the advertisers, preparation of rental agreements with landlords and sales agreements with the sales people. Subsequent to the first quarter an anticipated expense has been estimated at $5,000 to cover any unusual need for legal services.

15.  MANAGEMENT FEE

     The President of the Company will require a management fee for overseeing the operations. In the first quarter he will be given a fee of $2,500 per month which will increase to $3,000 per month during the second quarter, $4,000 per month in the third quarter and $5,000 per month in the fifth quarter.

                            VIS' OPPS MARKETING INC.
                                 (the "Company")

                      NOTES TO THE PROJECTION OF CASH FLOWS
                        for the four quarters then ended

                      (Unaudited - Prepared by Management)

16.  MISCELLANEOUS

     Miscellaneous expense will comprise some of the following:

                  Insurance - office and general liability
                            - areas   surrounding  the  dispensary boards
                  Advertising  brochures  and other  materials;
                  Business cards for all sales persons and management; Telephone expense - office in general;
                  Travel - when the situation warrants it; and Desk, chairs and other office furniture.

     All the above expenses have been grouped under Miscellaneous since it is difficult at this time to precisely identify their costs or the number of items within a group which will be required.

17.  OFFICE EXPENSES

     Office expenses include photocopying paper, coffee supplies, miscellaneous paper supplies, pencils, pens, paper clips, file folders, etc. - all those small cost items to run an office.

18.  RENT

     It has been projected the rent for office space will cost $3,000 per month. This is based on the rental charges incurred in downtown Vancouver at the present time. Basically for an office of approximately 1,500 square feet which will include four offices, board room, reception and common areas.

19.  SECRETARIAL

     Initially the Company will require one secretary to handle all the responsibilities normally assumed by a secretary. The rate per month paid to such an individual will be $2,000 per month not including employee benefits. After six months of operations the Company will hire an assistant secretary at $1,500 and increase the existing secretary's wages by $500 per month.

                            VIS' OPPS MARKETING INC.
                                 (the "Company")

                      NOTES TO THE PROJECTION OF CASH FLOWS
                        for the four quarters then ended

                      (Unaudited - Prepared by Management)

20.  STATIONERY

     The quarterly charge for stationery, being mainly letterhead and envelopes, will be approximately $1,000. Due to Advertising Agreements and other forms being prepared on other paper rather than letterhead, the cost of letterhead and envelopes will remain fairly constant over a twelve month period.

                                                                      APPENDIX 1

                    PHOTOGRAPH OF PROTOTYPE DISPENSARY BOARD

                              (Not included herein)

                                                                      APPENDIX 2


                               INTRODUCTION LETTER

                                     EXAMPLE

                            VIS' OPPS MARKETING INC.

                           Suite 39 - 717 18th Avenue
                           Vancouver, British Columbia
                                 Canada, V3N 1H2

Date


--------------------------------
(Advertiser)

--------------------------------
(Address)

--------------------------------


Dear Sirs:

On behalf of VIS' OPPS MARKETING INC. I would like to take this opportunity to introduce your company to our new and unique concept in advertising. I am extremely confident that you will find the results from advertising with VIS' OPPS to be consistently satisfying in increasing your customer base and profitability.

The VIS' OPPS concept is one whereby businesses can advertise their name, product or service at prices well below that of other media costs such as newspapers, periodicals, direct mailings and radio.

This is accomplished by installing the VIS' OPP advertising concept, being a dispensary board for your advertisement, in a variety of areas throughout the lower mainland of British Columbia. The dispensary board will hold approximately twenty-two small boxes which will contain your business coupon; being similar to your current business card in size. The boxes will contain approximately two hundred coupons.

Once the dispensary board is installed in a high traffic area, a potential customer need only extracted from your individual box your coupon and present it to you upon attending your premises. By having the coupons extracted one at a time will ensure no wastage from excess coupons being taken.

You will be able to monitor the success of this form of advertising by noting the number of coupons you receive during the time period you are a VIS' OPPS advertiser. To ensure a greater


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                                                                              28

presentation of coupons, I highly recommend you consider some form of offer; being mainly a discount or incentive for the potential new customer to extract your coupon from the VIS' OPPS dispensary board.

Within the next several weeks, a VIS' OPPS representative will contact you and arrange a meeting with you. He will discuss in more detail our unique advertising concept and answer all your questions and any concerns you might have.

I cannot stress the value to you in arranging a time to meet with our VIS' OPPS representative since I believe you will be rewarded by becoming a VIS' OPPS advertisers.

In the meantime, if you require any information or have any questions please feel free to contact me directly.

I look forward to the day when you are a VIS' OPPS advertiser.

Thank you for taking the time to read this letter and to speak with our VIS' OPPS representative.

Sincerely yours;

Vis. Opps Marketing Inc.

Per:
--------------------------------
Edison Ho
President and Director


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                                                                              29

                                                                      APPENDIX 3


                                     EXAMPLE

                              ADVERTISING AGREEMENT

This Advertising Agreement (the "Agreement") is dated ___ of _____ , 1999.

BETWEEN:

     VIS' OPPS MARKETING INC., located at 39 - 717 18th Avenue, Vancouver, British Columbia, Canada, V3N 1H2

     ("VIS' OPPS)

                                                               ON THE FIRST PART

AND:

      --------------------------------------------------------------------

      --------------------------------------------------------------------

                                                              ON THE SECOND PART

     (the "ADVERTISER")

VIS' OPPS hereby agrees to contract with the said ADVERTISER whereby for a period of months commencing , 1999, or until the expiry of the ADVERTISER'S coupons (whichever occurs first) VIS' OPPS will display the ADVERTISER'S coupons at a VIS' OPPS dispensary board (the "board") location for the said period noted below.

VIS' OPPS hereby agrees to the following terms and conditions:

1. To select a VIS' OPPS board location for the displaying of the ADVERTISER'S coupons that is advantageous to the business of the ADVERTISER;

2. To ensure that the VIS' OPPS board is maintained on regular basis to afford maximum exposure of the ADVERTISER'S coupons;

3. To communicate to the ADVERTISER during the term of this Agreement on a regular basis as to the usage and rate the coupons are selected from the VIS' OPPS board;

4. To relocate the ADVERTISER'S coupons to another VIS' OPPS board location upon the ADVERTISER'S request (subject to availability);

5.   To work at all times in the best interest of the ADVERTISER; and


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                                                                              30

6. To refund to the ADVERTISER the full price of the advertising on the VIS' OPPS board in the event that the ADVERTISER'S coupons are not displayed on a board within forty-five (45) days of entering into this Agreement.

The ADVERTISER hereby agrees to the following terms and conditions:

1. To have VIS' OPPS print, on the ADVERTISER'S behalf, one thousand (1,000) coupons at no cost to the ADVERTISER;

2.   To save VIS' OPPS harmless from any damage or misuse of said coupons;

3. To make full payment upon signing of this Agreement at the amount so indicated below;

4.   To agree that this Agreement is non-cancelable after the commencement date;

5. To agree that in the event of cancellation prior to the commencement date of this Agreement, the ADVERTISER agrees that VIS' OPPS can be reimbursed from the funds paid for the cost of printing of the coupons; and

6. To advise VIS' OPPS within ten (10) working days from the date of this Agreement if the ADVERTISER has not received a signed copy of this Agreement.

        Agreed upon fee for displaying of coupons                    $  300.00
        Add:      Provincial sales tax (7%)                              21.00
                  Goods and services taxes (7%)                          21.00
                                                                     ----------
         Total fee for three month period                            $  342.00
                                                                     ==========




---------------------------------
(Name of ADVERTISER)

---------------------------------              ---------------------------------
(Authorized Signatory)                         (VIS' OPPS Sales Representation)


                                               ---------------------------------
                                               (Head Office Authorization)


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                                                                              31

                                                                      APPENDIX 4

                               COUPON DESIGN SHEET

     (       )
      Code #
(Printing Style)                              Date: ______________________, 1999


---------------------------------
(ADVERTISER'S name)


---------------------------------
(Address)

---------------------------------


            EXAMPLE                                 ADVERTISER'S COUPON
---------------------------------------- ---------------------------------------
Name and address         Tel:
                         Fax:



    --------------------------------         --------------------------------
             DISCOUNT OFFER

    --------------------------------         --------------------------------

Terms and conditions of discount offer

---------------------------------------- ---------------------------------------


----------------------------------           -----------------------------------
(ADVERTISER'S authorized signatory)         (VIS' OPP'S Sales Representative)


                                            ------------------------------------
                                            (Head Office Approval)

        A copy of your coupon design will be forward to you directly upon receipt from the printers.


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                                                                              32

                                                                      APPENDIX 5

                 AUTHORIZATION LETTER TO USE ADVERTISER'S NAME

                                     EXAMPLE

                        --------------------------------
                               (Advertiser's Name)


                        --------------------------------
                                    (Address)

                        --------------------------------



Date:  ______________, 1999

VIS' OPPS MARKETING INC.
Suite 39 - 717 18th Avenue
Vancouver, British Columbia
Canada, V3N 1H2

Dear Sirs:

This letter represents your authorization to allow VIS' OPPS MARKETING INC. to use our business name for any advertising required to promote and market the use of the VIS' OPP'S dispensary board concept.

We have reviewed the standard  forms  indicating  the location of our coupons in
the  VIS'  OPPS   dispensary   board  and  hereby   agree  to  the  use  of  our
establishment's name in said advertising.

Yours very truly;



------------------------------
(Authorized Signatory)


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                                                                              33

                                                                      APPENDIX 6

                    THANK YOU LETTER FOR BEING AN ADVERTISER

                                     EXAMPLE

                            VIS' OPPS MARKETING INC.

                           Suite 39 - 717 18th Avenue
                           Vancouver, British Columbia
                                 Canada, V3N 1H2

Date

(Advertiser's Name)
(Advertiser's Address)

Dear (Personalize Name)

I would like to take this opportunity to thank you for becoming an advertiser on the VIS' OPPS dispensary board.

We are in the process of having the printers prepare a draft copy of your coupon. Once the draft has been sent to us I will have your VIS' OPPS sales representative meet with you and review the coupon prior to authorization being given to the printer to proceed with the final printing.

As you are aware it will be my responsibility to ensure your coupons are placed in a dispensary board where the traffic flow is such that your coupons have a greater than average chance of being selected. I will advise you which location(s) will be suitable to you as soon as the coupons are printed.

If you have any questions at any time please feel free in contacting me directly.

Thank you for your support and I look forward to working with you in the future.

Yours very truly;
Vis' Opps Marketing In c.



Per:
----------------------------
Edison Ho
President and Director



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



                                                                              34

                                                                      APPENDIX 7

                            VIS' OPPS MARKETING INC.

                           PHASE TWO ESTIMATED COSTS

                                                                           ESTIMATED COST
                                     PROCEDURES                             THREE MONTHS
                                     ----------                             ------------
               Development of the molds for the
                  dispensary boxes affixed to the
                  dispensary board                                           $    14,000

               Design and development of a wooden
                  dispensary boards - 10 only                                      5,000

               Rental of ten board locations (i)                                  15,000

               Printing of advertiser's coupons - 220
                  separate plasticized coupons at $50 per
                  set - a set containing 1000 such coupons                        11,000

               Employ three full time sales people for
                  the first three months of operations at
                  the rate of $1,500 per month as a draw
                  against commissions (ii)                                        13,500

               Full time secretary - $2,000 per month                              6,000

               Management's remuneration - $2,500                                  7,500

               Miscellaneous                                                       5,000
                                                                             -----------
                  Estimated Cost of Phase 2                                  $    77,000
                                                                             ===========

(i) Initially the Company expects to have to pay rent to landlords and managers of commercial sites to allow the dispensary boards to be installed either on a pedestal or affixed to a wall. The rental cost is estimated at $500 per month per location.

(ii) Sales agents will be paid $1,500 per month as a draw against their commissions. It is anticipated that this amount will be substantially reduced as sales are made. The three month charge for the rental of a dispensary box is $300. Sales agents will be paid 20% commission on dispensary box rentals.


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                                                                              35

                                                                      APPENDIX 8

                            VIS' OPPS MARKETING INC.

                           PHASE THREE ESTIMATED COSTS

                                     PROCEDURES                                   ESTIMATED COST
                                     ----------                                   --------------
         Manufacturing of an estimated 50 dispensary board
            at a cost of $500 each                                                 $    25,000

         Cost of dispensary boxes estimate to be 22 per
            dispensary board time 50 to equal 1,100 at a cost
            of $2.20 per box                                                             2,240

         Pedestal stands required for some locations - being
            10 at a cost of $100 per pedestal stand (i)                                  1,000

         Advertising in local newspapers and magazines (ii)                             10,000

         Miscellaneous expenses                                                         10,000
                                                                                   -----------

         Total estimated funds required for Phase 3                                $    48,240
                                                                                   ===========


 (i) Pedestal stands are metal in structure with a dispensary board placed on the metal pipe rising from the pedestal base.

(ii) There will be a need to advertising the Pick-n-Save concept to obtain market recognition. Once this is established there will be no need to use other media sources to advertise. The Company plans to try an keep one dispensary box available for its own use at all time. A separate coupon will be contained in this box allowing any interest advertiser to have access to it.


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



                                                                              36

                                                                      APPENDIX 9

                         NEWS ARTICLE ON P-O-P INDUSTRY

                          (Article not included herein)






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